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                         October 24, 2022

       William L. Meaney
       Chief Executive Officer
       Iron Mountain Inc.
       One Federal Street
       Boston, Massachusetts 02110

                                                        Re: Iron Mountain Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2022
                                                            File No. 001-13045

       Dear William L. Meaney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program